Exhibit 99.1

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS BOARD OF DIRECTORS

NAMES KENNETH BATE NON-EXECUTIVE CHAIR OF THE BOARD

Lexington, Mass., March 7, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that its Board of Directors has appointed Kenneth M. (Ken) Bate as non-executive Chair of the Board effective immediately. Mr. Bate has been serving as Lead Director of the Cubist Board since June of 2006.

Cubist has had a long-standing commitment to the clear separation of leadership of the Board of Directors from that of Cubist management, and the appointment of Mr. Bate as non-executive Chair further exemplifies this commitment. Mr. Bate will lead a Board that also exemplifies Cubist’s commitment to corporate governance, in that it is comprised of nine out of ten independent directors and, as a group, has an extensive depth and breadth of experience in the biopharmaceutical industry.

“Ken’s election to Chair reflects the value he has provided as a strong leader of the board and liaison between management and the board in the role of lead director over the past 5 years,” said Corporate Governance and Nominating Committee Chair Nancy Hutson.

Mr. Bate has served as a director for Cubist Pharmaceuticals since June 2003. Since May 2009, Mr. Bate has served as President and Chief Executive Officer of Archemix Corp., a privately-held biotechnology company. From January 2007 to April 2009, Mr. Bate was President and Chief Executive Officer of Nitromed, Inc.  Mr. Bate is a director of AVEO Pharmaceuticals, Inc. and BioMarin Pharmaceuticals, Inc.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

65 Hayden Avenue, Lexington, MA 02421    P 781.860.8660    F 781.861.0566    www.cubist.com